Exhibit 5.1

London Freshfields LLP 100 Bishopsgate London EC2P 2SR
AstraZeneca PLC 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA United Kingdom AstraZeneca Finance LLC 1209 Orange Street Wilmington Delaware 19801 United States of America	T +44 20 7936 4000 (Switchboard) +44 20 7832 7022 (Direct) F +44 20 7832 7001 LDE No 23 E duncan.kellaway@freshfields.com www.freshfields.com Doc ID 315675386 Our Ref 176042-0007 DEGK

2 March 2026

AstraZeneca PLC and AstraZeneca Finance LLC

Prospectus Supplement to Registration Statement on Form F-3

Introduction

1.	In connection with the automatic shelf registration statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission (SEC) on 19 March 2024, as supplemented by a prospectus supplement dated 25 February 2026 and filed with the SEC on 27 February 2026 (the Prospectus Supplement) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (AstraZeneca), and AstraZeneca Finance LLC, a Delaware limited liability company (AstraZeneca Finance), under the United States Securities Act of 1933, as amended (the Securities Act), we have been requested to render our opinion on certain matters in connection with the Prospectus Supplement. The Registration Statement and Prospectus Supplement relate to the registration under the Securities Act of the issuance and sale of US$650,000,000 aggregate principal amount of 4.000% fixed rate notes due 2031, US$600,000,000 aggregate principal amount of 4.300% fixed rate notes due 2033 and US$750,000,000 aggregate principal amount of 4.600% fixed rate notes due 2036, in each case issued by AstraZeneca Finance and unconditionally and irrevocably guaranteed by AstraZeneca (together the Debt Securities).

Freshfields LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority (SRA no. 484861). For further regulatory information please refer to https://www.freshfields.com/en-gb/footer/legal-notice/.

A list of the members (and of the non-members who are designated as ‘partners’) of Freshfields LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields LLP or any associated firms or entities.

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2.	We are acting as English legal advisers to you, AstraZeneca and AstraZeneca Finance, for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

(c)	a copy of the pricing agreement dated 25 February 2026 entered into between, among others, AstraZeneca, AstraZeneca Finance, and BofA Securities, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Mizuho Securities USA LLC as representatives of the underwriters (the Pricing Agreement);

(d)	a copy of the underwriting agreement of AstraZeneca, AstraZeneca Finance, and BofA Securities, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Mizuho Securities USA LLC as representatives of the underwriters dated 25 February 2026 (together with the AstraZeneca Finance Pricing Agreement, the Underwriting Agreement);

(e)	a copy of the current Articles of Association of AstraZeneca as at 2 March 2026 (the Constitutional Documents);

(f)	a copy of AstraZeneca’s Certificate of Incorporation dated 17 June 1992, issued by the registrar of companies of England and Wales (the Registrar of Companies), together with copies of AstraZeneca’s Certificates of Incorporation on change of name dated 13 July 1992, 25 September 1992, 16 February 1993 and 5 April 1999, respectively;

(g)	a copy of the indenture dated 28 May 2021 entered into among AstraZeneca Finance, AstraZeneca and the Bank of New York Mellon, as trustee, under which the Debt Securities are to be issued by AstraZeneca Finance and guaranteed by AstraZeneca (the Indenture);

(h)	a copy of the guarantee dated 2 March 2026 issued by AstraZeneca under which the Debt Securities will be guaranteed by AstraZeneca (the Guarantee and, together with the Indenture, the Documents);

(i)	searches carried out on 2 March 2026 with respect to AstraZeneca (carried out by us or GlobalX on our behalf) of the public documents of AstraZeneca kept at Companies House in Cardiff by the Registrar of Companies and also accessible online (the Company Searches);

(j)	a winding up enquiry of the Central Registry of Winding up Petitions (carried out by us or by GlobalX on our behalf) on 2 March 2026 with respect to AstraZeneca (the Winding-up Enquiry);

(k)	a certificate issued to us by the Company Secretary of AstraZeneca dated 2 March 2026 (the Secretary’s Certificate);

(l)	a certificate of an officer of AstraZeneca Finance pursuant to Sections 2.01 and 2.08 of the Indenture (the AstraZeneca Finance Officers’ Certificates);

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(m)	a certificate of an officer of AstraZeneca pursuant to Sections 2.01 and 2.08 of the Indenture (collectively with the AstraZeneca Finance Officers’ Certificate, the Officers’ Certificates);

(n)	extracts from the minutes of a meeting of the board of directors of AstraZeneca held on 29 January 2026 authorising the issue of up to US$2 billion of term debt by AstraZeneca and / or AstraZeneca Finance, the Guarantee and establishing a finance committee with respect thereto; and

(o)	a written resolution of the finance committee of the board of directors of AstraZeneca dated 19 February 2026 authorising the filing of the Prospectus Supplement, performance of obligations under the Indenture and the execution and delivery of and performance of obligations under, when issued, the Debt Securities and the Guarantee, and relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

3.	This opinion is confined to matters of English law (including case law) as at the date of this opinion and is governed by and should be construed in accordance with English law. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion or otherwise to update this opinion in any respect. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. We express no opinion as to whether or not a foreign court (applying its own conflict rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law or uphold the terms of the Documents or the Debt Securities. A reference in this opinion to a statutory provision (including for the avoidance of doubt any assimilated law, which is as amended in the UK) is to it as amended as at the date of this opinion.

4.	We express no opinion herein in respect of the tax treatment of the above documents or the transactions contemplated by such documents, and you have not relied on any advice from us herein in relation to the tax implications of such matters, for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the above documents.

5.	To the extent that the laws of the United States, the laws of the State of New York or the Delaware Limited Liability Company Act may be relevant, our opinion is subject to the effect of such laws including the matters contained in the opinion of Freshfields US LLP, New York office. We express no views in this opinion on the validity of the matters set out in such opinion.

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Assumptions

6.	In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: (A) the genuineness of all signatures, (B) that a signatory has personally signed the Document either (i) by hand (a wet ink signatory); or (ii) by adding an image or their signature to an electronic version of the Document; or (iii) by adding their signature to an electronic version of the Document on an approved web-based electronic signing platform (an e-platform) contemplated by the parties; or (iv) by using a mouse, finger, stylus or similar to sign their name in an electronic version of the Document on a touchscreen device such as an iPad (each signature referred to in (ii) to (iv) an e-signature, and each signatory referred to in (ii) to (iv) an e-signatory), and (C) the genuineness of all stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Witnessing: that where a document has been witnessed, each witness has personally witnessed the signature of that document by the person whose signature they are witnessing and has applied their own witness signature or authorised its witness signature to be appended to the final text or any electronic version of the final text of the document only after doing so;

(d)	Virtual Signings: that the parties have complied with the procedures for counterpart signature and delivery of the Documents provided by us to Freshfields US LLP, New York Office on 2 March 2026, and that the parties have validly authorised the attachment of their respective signature pages to the final texts of the Documents;

(e)	Confirmation by Counsel: in any case where a party’s counsel has attached and released the signature pages of that party’s counterparts of the Documents, that such counsel had all necessary authority from that party to do so;

(f)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

(g)	Secretary’s Certificate and Officers’ Certificates: that each of the statements contained in the Secretary’s Certificate and Officers’ Certificates is true and correct as at the date hereof;

(h)	Board Meetings: that the meetings of the board of directors or committees of the board of directors of AstraZeneca were duly convened and held on 29 January 2026, as evidenced by the extracts from the minutes referred to above; at the meetings a quorum of directors was present and acting throughout; the resolutions referred to therein were properly passed at such meetings, that all provisions contained in the Companies Act 2006 and the Articles of Association of AstraZeneca relating to the disclosure of directors’ interests and the power of interested directors to vote were duly observed, and that such resolutions in such minutes were duly passed and have not been amended, modified, revoked or rescinded and are in full force and effect; each of the directors of AstraZeneca having any interest in any of the matters discussed at such meetings duly disclosed his interest therein and was entitled to count in the quorum of such meetings and to vote on the resolutions proposed thereat; and such minutes are a true and correct record of the proceedings described therein and the resolutions set out in such minutes remain in full force and effect without modification;

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(i)	Corporate Power: that each of the parties to the Documents (other than AstraZeneca) has the necessary capacity and corporate power to execute, deliver and perform its obligations under the Documents, and that the Documents have been duly authorised and executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of AstraZeneca, the laws of England) in the form filed as an exhibit to the Registration Statement;

(j)	Validity under all laws: that the Documents and, when issued, the Debt Securities constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws including the laws of the United States and the laws of the State of New York by which they are expressed to be governed (other than in the case of AstraZeneca, the laws of England); that satisfactory evidence of the laws of the United States and the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws and regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under the Documents, or (ii) any of the transactions contemplated by the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any such obligations, rights or transactions;

(k)	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of AstraZeneca, the laws of England) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(l)	No Amendments: that the Documents have not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Documents are not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(m)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents we have reviewed or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

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(n)	Arm’s Length Terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(o)	Directors’ Duties: that the directors of AstraZeneca and AstraZeneca Finance in authorising the filing of the Registration Statement and the execution and delivery of and performance of obligations under the Documents and, when issued, the Debt Securities have exercised their powers in accordance with their duties under all applicable laws and the Constitutional Documents of AstraZeneca and constitutional documents of AstraZeneca Finance, as applicable, in force at the applicable time;

(p)	FSMA: that the sale of the Debt Securities or the consummation by AstraZeneca and AstraZeneca Finance of the transactions contemplated by the Documents (as relevant) will not constitute an “offer to the public” within the meaning of Part VI of the Financial Services and Markets Act 2000 (the FSMA);

(q)	Authorisation under FSMA: that each person dealing with AstraZeneca and/or AstraZeneca Finance in connection with the Debt Securities which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000) is an authorised person or an exempt person for the purposes of the FSMA;

(r)	FSMA (Financial promotion): that the Registration Statement, the Prospectus Supplement (including any such document in draft and preliminary form) and any other invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Debt Securities has only been and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to AstraZeneca and/or AstraZeneca Finance;

(s)	Company Searches: that the information revealed by the Company Searches: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(t)	Winding up Enquiry: that the information revealed by our Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(u)	Representations: that the terms of the Documents and Underwriting Agreement, other than, in the case of the Underwriting Agreement, as to matters of law on which we opine in this opinion, have been and will be observed and performed by the parties thereto;

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(v)	Financial crime, national security and investment, antitrust and criminal cartel, sanctions, pensions and human rights, etc.: that the parties to the Documents and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, national security and investment laws, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, subsidy control, sanctions pensions and human rights laws and regulations which may affect them, the transactions contemplated by the Documents or the Documents, and that performance and enforcement of them, the transactions contemplated by the Documents or the Documents are, and will continue to be, consistent with all such laws and regulations; and

(w)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting ourselves).

Opinion

7.	On the basis of and subject to the foregoing and the matters set out in paragraphs 8 to 11 below and any matters not disclosed to us, and having regard to such considerations of English law in force, as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	Corporate Existence: AstraZeneca has been duly incorporated in the United Kingdom and registered in England and Wales as a public limited company;

(b)	Corporate Power: AstraZeneca has the requisite corporate power and capacity to issue, deliver and perform its obligations under, when issued, the Guarantee in accordance with the terms of the Guarantee and the Indenture;

(c)	Corporate Authority: AstraZeneca has taken steps required under English law and its Constitutional Documents to authorise AstraZeneca to enter into and perform its obligations under, when issued, the Guarantee in accordance with the terms of the Indenture; and

(d)	No Violation: the execution and delivery of the Documents and the performance of AstraZeneca’s obligations thereunder (in accordance with the terms of the relevant Document) have been duly authorised by all necessary corporate action on the part of AstraZeneca and do not and will not of themselves result in any violation by AstraZeneca of any term of its Constitutional Documents or of any law or regulation having the force of law in England and applicable to AstraZeneca as to performance.

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Qualifications

8.	Our opinion is subject to the following qualifications:

(a)	Company Searches: the Company Searches are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be immediately entered on the public records of the relevant company.

In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London, and (iv) a notice of a moratorium under Part A1 of the Insolvency Act 1986. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of (A) an application for the making of an administration order, (B) the filing of a notice of intention to appoint an administrator; (C) the filing of a notice of appointment of an administrator, (D) the filing of a notice of a moratorium, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

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(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 and details of a notice of moratorium under Part A1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	Foreign Courts: no opinion is given as to whether or not the chosen court will take jurisdiction (applying its own conflict rules), or act in accordance with the parties’ agreement as to the choice of law or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(d)	Financial Limitations: no opinion is given as to the compliance or otherwise with: (i) the financial limitations on borrowings or covenants by AstraZeneca contained in the Constitutional Documents of AstraZeneca; and (ii) the limitations on the maximum aggregate principal amount of the Debt Securities which may be issued by AstraZeneca Finance and unconditionally and irrevocably guaranteed by AstraZeneca as contemplated by the Registration Statement; and

(e)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time.

Observations

9.	Factual Statements: it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

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10.	Pensions: in giving this opinion, we have not considered whether the transactions contemplated by or effected in connection with the Registration Statement, the Prospectus Supplement and the Documents might constitute a criminal offence or otherwise attract criminal liability under the amendments made by the UK Pension Schemes Act 2021 to the UK Pensions Act 2004.

11.	National Security & Investment Act 2021: we have not considered whether the transactions contemplated by or effected in connection with the Registration Statement, the Prospectus Supplement and the Documents comply with the National Security & Investment Act 2021, nor whether any filings, clearances, notifications or disclosures are required or advisable under such law.

Benefit of Opinion

12.	This opinion is addressed to you solely for your own benefit for the purposes of the Registration Statement and the Prospectus Supplement to be filed under the Securities Act and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose. Your reliance on the matters addressed in this opinion letter is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our wilful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

Having requested production of this opinion and in order to rely on its contents, you agree to be bound by its terms.

We consent to the filing of this opinion as an Exhibit to the report on
Form 6-K to be filed by AstraZeneca on the date hereof and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Freshfields LLP

Freshfields LLP